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                                                                   Exhibit 10.14


                          EINSTEIN BROS. BAGELS, INC.
                              BOSTON CHICKEN, INC.

                              AMENDED AND RESTATED
                         REAL ESTATE SERVICES AGREEMENT
                         ------------------------------


     This Amended and Restated Real Estate Services Agreement ("Agreement") is made as of the 28th day of May, 1996, by and between Einstein Bros. Bagels, Inc., a Delaware corporation ("EBBI") (formerly Progressive Bagel Concepts, Inc.), and Boston Chicken, Inc., a Delaware corporation ("BCI").


                                    RECITALS
                                    --------

     1. EBBI desires that BCI assist it and its subsidiaries and its and their franchisees in conducting certain real estate related activities, including site analysis, lease negotiations, purchase negotiations, zoning and regulatory approval assistance, and lease maintenance.

     2. EBBI and BCI have entered into that certain Amended and Restated Computer and Communication Systems Services Agreement of even date herewith relating to, among other things, Real Estate Programs which are designed to assist EBBI and its subsidiaries and its and their franchisees in conducting real estate activities.

     3. BCI and EBBI entered into that certain Real Estate Services Agreement dated March 24, 1995. BCI has agreed to amend and restate such agreement pursuant to which BCI would perform certain real estate services for EBBI and its subsidiaries and its and their franchisees upon the terms and subject to the conditions hereinafter provided.


                                   AGREEMENTS
                                   ----------

     NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, as well as other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, the parties hereby agree as follows:

     1.   Real Estate Services.
          --------------------

          1.1 Upon the terms and subject to the conditions set forth in this Agreement, BCI shall provide to EBBI for each retail bagel store location proposed to be owned, operated, leased, or franchised by EBBI or any subsidiary of EBBI (each a "Unit") the following real estate services (the "RE Services"):


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               (a) advisory services regarding demographic analysis and
cannibalization studies for trade areas relating to proposed and established Units; and

               (b) advisory services regarding other real estate matters.

          1.2 The RE Services shall not include any of the following, each of which is the sole responsibility of EBBI or its respective subsidiaries or its or their franchisees:

               (a) preparation of ADI maps defining trade areas;

               (b) initial site selection and screening;

               (c) analysis of proposed sites for Units and the demographic, location, traffic, regulatory, visibility, accessibility, and other relevant characteristics thereof;

               (d) business determinations relating to lease and/or purchase negotiations;

               (e) lease and/or purchase negotiations for proposed Unit Sites;

               (f) environmental reports relating to proposed Unit sites;

               (g)  legal advice; and

               (h) deposit and payment coding and compliance.

          1.3 EBBI agrees to consider, and to cause each of its subsidiaries and its or their franchisees to consider, BCI's recommended real estate brokers, regulatory compliance expediters, and legal advisors for real estate services.

          1.4 EBBI agrees to supply BCI all information, materials, data, and documents necessary or advisable to properly perform the RE Services in such form, format, or media as BCI may reasonably request, to make available the officers of EBBI to answer any inquiries in connection therewith, and to cooperate with BCI in the performance of its duties and to cause each of its subsidiaries and its or their franchisees to do the same.

     2.   Fees for RE Services.
          --------------------

          2.1 In consideration of the RE Services, EBBI agrees to pay a general real estate advisory fee of $5,000 per Unit, which fee may be increased cumulatively not more than 10% per fiscal year at the sole discretion of BCI effective upon written notice thereof. EBBI and its subsidiaries and its and their franchisees shall also pay BCI's then applicable regular fees for customer area trade studies, market development plans, and demographic and census reports, charts, and maps. BCI's current charges for such services are attached hereto as Exhibit A and are subject to change from time to time in BCI's sole discretion.

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          2.2 In addition to the payment of fees as specified in Section 2.1 of this Agreement, EBBI shall reimburse BCI for all non-ordinary, out-of-pocket expenses incurred by BCI or its affiliates in connection with the RE Services rendered by them hereunder, including, but not limited to, travel expenses, legal fees, fees of experts, audit fees, tax fees, payroll service fees, etc. All non-ordinary, out-of-pocket expenses in excess of $50,000, however, must be approved by EBBI prior to incurring such expense. Expenses payable under this
Section 2.2 shall be paid promptly in the manner specified for vendor payments in the ordinary course of business.

     3.   Term of Services.
          ----------------

          3.1 The term of this Agreement expire on March 26, 1998, unless the parties mutually agree to extend such term; provided that either party hereto may terminate this Agreement during the term upon 180 days' prior written notice to the other party; and provided further that BCI may terminate this Agreement without notice and cease rendering the RE Services hereunder 15 days after notice of any non-payment of the fees and expenses provided for herein when such fees and expenses are due and payable, unless such non-payment is cured within such 15 day period.

          3.2 Termination of this Agreement shall terminate BCI's obligations to provide the RE Services. Upon termination of this Agreement, EBBI shall pay to BCI the fees due BCI in accordance with Section 2.1 hereof for the RE Services rendered by BCI through the date of termination and reimburse BCI in accordance with Section 2.2 hereof for expenses incurred by BCI in connection with the RE Services rendered by BCI through the date of termination. Upon termination of this Agreement, BCI will reasonably cooperate with EBBI in the archiving and retrieval of records and transition of services at EBBI's expense.

     4.   Payment of Amounts Due Hereunder; Liability.
          -------------------------------------------

          4.1 BCI will calculate and EBBI hereby authorizes BCI to collect through electronic funds transfer, at the end of each of BCI's regular four-week accounting periods ("Accounting Period"), the total dollar amount of all fees and expenses due to BCI hereunder.

          4.2 BCI shall not be liable for any cost, damage, expense, or loss of EBBI, its franchisees, or their owners, partners, shareholders, officers, members, directors, employees, suppliers, or vendors, or any other person or entity arising or resulting, directly or indirectly, from (i) the failure of BCI to perform any of the RE Services for EBBI or its subsidiaries, its or their franchisees, Units, or employees, hereunder or the misperformance of any such RE Services, except to the extent such failure to perform or such misperformance is the result of BCI's willful misconduct or gross negligence, in which event Company's liability shall not exceed its fee for such RE Services hereunder for the Accounting Period in question, or (ii) reliance by EBBI or its subsidiaries, its or their franchisees, Units, or employees on any data or advice BCI may provide to EBBI or its subsidiaries, its or their franchisees, Units, or employees pursuant to this Agreement. In no event will BCI be liable for indirect, incidental, consequential,

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special, speculative, exemplary, or punitive damages (including, but not limited to, loss of revenue or profit).

          4.3 BCI MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE RE SERVICES PROVIDED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THEIR ADEQUACY, QUALITY, PERFORMANCE, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE.

     5.   Miscellaneous.
          -------------

          5.1 In performing the RE Services set forth in this Agreement, BCI will have neither express nor implied power to execute agreements on behalf of EBBI, its subsidiaries, its or their franchisees, or their employees, or in any manner bind EBBI, its subsidiaries, its or their franchisees, or their employees, as to any matter not within the scope of this Agreement.

          5.2 All notices provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by overnight express or facsimile transmission or registered or certified mail, return receipt requested, postage prepaid, and properly addressed as follows:

               If to EBBI:

               Einstein Bros. Bagels, Inc.
               1526 Cole Blvd.
               Suite 200
               Golden, CO 80401

               If to BCI:

               Boston Chicken, Inc.
               14103 Denver West Parkway
               Golden, CO 80401
               Attention:  Senior Vice President - Real Estate
               Facsimile:  (303) 384-5340

Any party may change the address to which notices hereunder are to be sent to it by giving written notice of such change of address in the manner herein provided for giving notice. Any notice delivered personally or by overnight express courier or facsimile transmission shall be deemed to have been given on the date it is so delivered, and any notice delivered by registered or certified mail delivery service shall be deemed to have been duly given three business days after it is sent to the intended recipient at the address set forth above.

          5.3 THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF COLORADO

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APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED THEREIN WITHOUT REGARD TO THE
CONFLICT OF LAW PROVISIONS THEREOF.

          5.4 A failure of any party to insist in any instance upon the strict and punctual performance of any provision of this Agreement shall not constitute a continuing waiver of such provision. No party shall be deemed to have waived any rights, power, or privilege under this Agreement or any provisions hereof unless such waiver shall have been in writing and duly executed by the party to be charged with such waiver, and such waiver shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of the other party or parties in any other respect or at any other time. If any provision of this Agreement shall be waived, or be invalid, illegal, or unenforceable, the remaining provisions of this Agreement shall be unaffected thereby and shall remain binding and in full force and effect.

          5.5 This Agreement may be amended or modified only by a written instrument signed by each of the parties hereto.

          5.6 This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, either or oral or written, with respect thereto.

          5.7 Nothing contained in this Agreement is intended, nor shall it be construed, to create any rights in any person not a party to this Agreement.

          5.8 This Agreement may not be assigned by EBBI without the prior written consent of BCI. This Agreement may not be assigned by BCI without the prior written consent of EBBI, which will not be unreasonably withheld; provided, that BCI may assign this agreement to any affiliate of BCI without the prior written consent of EBBI.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                    EINSTEIN BROS. BAGELS, INC.

                                    By:  /s/ Paul A. Strasen
                                         ------------------------
                                    Title:    Vice President
                                            ---------------------

                                    BOSTON CHICKEN, INC.

                                    By:  /s/ Donald J. Bingle
                                         ------------------------
                                    Title:    Vice President


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